Exhibit 5.1



September 20, 2005

SBE, Inc.
2305 Camino Ramon, Suite 200
San Ramon, California 94583

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SBE, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus covering the resale of up to 4,621,050 shares of common stock (the "Common Shares") and up to 1,030,000 shares of common stock that may be issued upon the exercise of warrants (the "Warrant Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Common Shares have been validly issued and are fully paid and non-assessable, and the Warrant Shares, when issued upon exercise of the warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Jodie M. Bourdet
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Jodie M. Bourdet